CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.375% Notes due 2015	250,000,000	250,000,000	$17,825.00
Guarantee of Notes	(2)	(2)	(2)
(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	In accordance with Rule 457(n), no separate fee is payable with respect to guarantees of the senior notes being registered.

Prospectus Supplement to Prospectus dated September 14, 2010

J.B. Hunt Transport Services, Inc.
$250,000,000 3.375% Notes due 2015

Guaranteed by
J.B. Hunt Transport, Inc.

We will pay interest on the notes semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2011.  The notes will mature on September 15, 2015.  However, we may redeem, at our option, at any time and from time to time prior to maturity, the notes, in whole or in part, at a redemption price described under “Description of Notes—Optional Redemption.”  Upon a Change of Control Triggering Event, you will have the right to require us to repurchase all or a portion of your notes at a repurchase price equal to 101% of the principal amount of the notes to be repurchased plus unpaid interest, if any, accrued to the repurchase date.  See “Description of Notes—Change of Control Triggering Event.”

The notes will be senior unsecured obligations of J.B. Hunt Transport Services, Inc. and will rank equally with all of its other existing and future senior unsecured indebtedness.  The notes will initially be fully and unconditionally guaranteed on a senior unsecured basis by our wholly-owned subsidiary, J.B. Hunt Transport, Inc.  The notes will also be fully and unconditionally guaranteed on a senior unsecured basis by any other subsidiary of ours that in the future becomes a borrower or a guarantor under our revolving credit agreement.  The notes will be denominated in U.S. dollars and issued only in minimum denominations of $2,000 and integral multiples of $1,000.

Investing in the notes involves risks.  See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	99.660%	$249,150,000
Underwriting discounts and commissions	0.600%	$ 1,500,000
Proceeds, before expenses, to us	99.060%	$247,650,000
______________
(1) Plus accrued interest from September 20, 2010, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about September 20, 2010.

Joint Book-Running Managers
BofA Merrill Lynch	Deutsche Bank Securities

BB&T Capital Markets	J.P. Morgan
Morgan Stanley	SunTrust Robinson Humphrey

Prospectus Supplement dated September 15, 2010

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT		PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1	ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	S-2	WHERE YOU CAN FIND MORE INFORMATION	2
SUMMARY	S-3	INCORPORATION OF CERTAIN DOCUMENTS
RISK FACTORS	S-7	BY REFERENCE	2
USE OF PROCEEDS	S-11	FORWARD-LOOKING STATEMENTS	3
CAPITALIZATION	S-11	THE COMPANY	4
RATIO OF EARNINGS TO FIXED CHARGES	S-12	RISK FACTORS	4
SELECTED HISTORICAL CONSOLIDATED		USE OF PROCEEDS	4
FINANCIAL DATA	S-13	RATIO OF EARNINGS TO FIXED CHARGES	5
DESCRIPTION OF NOTES	S-14	DESCRIPTION OF DEBT SECURITIES	5
CERTAIN MATERIAL UNITED STATES		PLAN OF DISTRIBUTION	19
FEDERAL INCOME TAX CONSIDERATIONS	S-20	LEGAL MATTERS	20
UNDERWRITING (CONFLICTS OF INTEREST)	S-24	EXPERTS	20
LEGAL MATTERS	S-27

___________________

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC.  We have not authorized anyone to provide you with any different or additional information, and if anyone provides you such information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate as of any date other than the date on the front of such document.  Any information incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate only as of the date of the document incorporated by reference.  Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process.  In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering and about the offering itself.  Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before making a decision to invest in our notes.  This prospectus supplement also adds, updates and changes information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  To the extent that any information in this prospectus supplement or any information incorporated in this prospectus supplement and the accompanying prospectus by reference is inconsistent with the information in the accompanying prospectus or information previously incorporated in this prospectus supplement and the accompanying prospectus by reference, the information in the accompanying prospectus or such previously incorporated information is deemed modified or superseded by the related information in this prospectus supplement or the information incorporated in this prospectus supplement and the accompanying prospectus by reference, as the case may be. You should read both this prospectus supplement and the accompanying prospectus, any free writing prospectus we are required to file with the SEC as well as additional information described in the accompanying prospectus under “Incorporation of Certain Documents by Reference” before investing in our notes.

References in this prospectus to “JBHT,” “the company,” “the issuer,” “we,” “us” and “our” refer to J.B. Hunt Transport Services, Inc. and its subsidiaries, unless otherwise specified or unless the context otherwise requires.  References to “Transport” and “the initial guarantor” refer to J.B. Hunt Transport, Inc., a wholly-owned subsidiary of JBHT.

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to United States dollars, and all financial data included or incorporated by reference in this prospectus supplement have been presented in accordance with accounting principles generally accepted in the United States of America.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including documents which are incorporated herein by reference, contains statements that may be considered to be “forward-looking statements.”  Such statements relate to our predictions concerning future events or operations and are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements are inherently uncertain, subject to risks, and should be viewed with caution.  These statements are based on our belief or interpretation of information currently available.  Prospective investors are cautioned that actual results and future events may differ materially from these forward-looking statements as a result of many factors.  Some of the factors and events that are not within our control and that could have a material impact on future results include:  general economic and business conditions, competition and competitive rate fluctuations, cost and availability of diesel fuel, ability to attract and retain qualified drivers and delivery personnel, a loss of one or more major customers, interference with or termination of our relationships with certain railroads, insurance costs and availability, claims expense, retention of key employees, terrorist attacks or actions, acts of war, adverse weather conditions, new or different environmental or other laws and regulations, increased costs for new revenue equipment or decreases in the value of used equipment and the ability of revenue equipment manufacturers to perform in accordance with agreements for guaranteed equipment trade-in values.

You should understand that many important factors, in addition to those listed above, could impact us operationally and financially.  Our results may fluctuate as a result of these and other risk factors or events as described in our filings with the SEC.  Except as required by applicable law, we assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  This summary may not contain all of the information that may be important to you.  You should read this entire prospectus supplement and the accompanying prospectus and the information incorporated by reference carefully before making a decision to invest in our notes.

The Company

We are one of the largest surface transportation and delivery service companies in North America.  J.B. Hunt Transport Services, Inc. is a publicly held holding company that, together with our principal operating subsidiary, J.B. Hunt Transport, Inc., and other wholly owned subsidiaries, provides a wide range of transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico.  We were incorporated in Arkansas on August 10, 1961, and have been a publicly held company since our initial public offering in 1983.

Our service offerings range from full-load containerized freight transportation over highways and railroads to individual deliveries of appliances and other items to small businesses and personal residences.  We have arrangements with most of the major North American rail carriers to transport freight in containers and trailers.  We also provide customized freight movement, revenue equipment, labor, systems and delivery services that are tailored to meet individual customers’ requirements and typically involve longer-term contracts.  As of June 30, 2010, we had 14,809 employees.

Our principal executive offices are located at 615 J.B. Hunt Corporate Drive, Lowell, Arkansas 72745-0130 and our telephone number is (479) 820-0000.

Transport was incorporated in Georgia on November 6, 1969.  Its principal executive offices are located at 615 J.B. Hunt Corporate Drive, Lowell, Arkansas 72745-0130 and its telephone number is (479) 820-0000.

The Offering

The following summary contains basic information about the notes and is not intended to be complete.  It does not contain all the information that is important to you.  For a more detailed description of the terms of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	J.B. Hunt Transport Services, Inc.

Notes offered	$250,000,000 aggregate principal amount of 3.375% Notes due 2015.

Maturity	The notes will mature on September 15, 2015 unless redeemed or repurchased prior to such date under the circumstances described below.

Interest	3.375% per year.

Interest payment dates	March 15 and September 15 of each year, commencing March 15, 2011.

Guarantees
All payments with respect to the notes, including principal, premium, if any, and interest, will initially be fully and unconditionally guaranteed on a senior unsecured basis by J.B. Hunt Transport, Inc.

The notes will also be fully and unconditionally guaranteed on a senior unsecured basis by any other subsidiary of ours that in the future becomes a borrower or a guarantor under our revolving credit agreement.

If any guarantor of the notes, whether the initial guarantor or an additional guarantor, is no longer a borrower or a guarantor under our revolving credit agreement, then such guarantor shall automatically be released from its guarantee of the notes.  See “Description of the Notes— Guarantees” in this prospectus supplement.

Ranking	The notes and the guarantees, as applicable, will be:

•   unsecured and will rank equally with all existing and future senior unsecured debt of ours, in the case of the notes, and the initial guarantor and any additional guarantor, in the case of the guarantees;

·  effectively subordinated to all existing and future secured debt of ours, in the case of the notes, and the initial guarantor and any additional guarantor, in the case of the guarantees, to the extent of the value of the assets securing such debt; and

· structurally subordinated to all existing and future debt and other liabilities, including trade payables, and preferred equity of our non-guarantor subsidiaries (including those of the initial guarantor and any future additional guarantors).

As of June 30, 2010, we and the initial guarantor had secured debt outstanding of approximately $1.6 million and our non-guarantor subsidiaries had no outstanding debt or preferred equity.

Optional redemption	We may redeem, at our option, at any time and from time to time prior to maturity, the notes, in whole or in part, at a redemption price described under “Description of the Notes—Optional Redemption.”

Change of control triggering event
Upon a Change of Control Triggering Event (as defined under “Description of the Notes—Change of Control Triggering Event”), you will have the right to require us to repurchase all or a portion of your notes at a repurchase price equal to 101% of the principal amount of the notes to be repurchased plus unpaid interest, if any, accrued to the repurchase date, as described under “Description of the Notes—Change of Control Triggering Event.”

Covenants	The indenture contains covenants for the benefit of noteholders. These covenants restrict our ability, with certain important exceptions, to:

· incur debt secured by liens;

· engage in sale/leaseback transactions; or

· merge or consolidate with, or transfer all or substantially all of our assets to, another entity.

Form and denomination	The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of proceeds
We anticipate that we will receive approximately $247.23 million in net proceeds from the sale of the notes, after deducting underwriting discounts and commissions and other estimated expenses of this offering.

The net proceeds from the sale of the notes will be used to repay approximately $217.1 million of long-term debt outstanding under our revolving credit agreement, and the balance will be used for general corporate purposes, including other debt repayment, capital expenditures, additions to working capital, and the repurchase of shares of our outstanding common stock.

Further issuances
We may issue and sell additional debt securities under the indenture ranking equally and ratably with the notes in all respects, so that such additional debt securities shall be consolidated and form a single series with the notes for all purposes, including voting.

Conflicts of interest	Because more than 5% of the net proceeds from this offering will be paid to affiliates of the underwriters, this offering is being made in compliance with NASD Rule 2720. See “Use of Proceeds.”

Risk factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before making a decision to invest in the notes.

RISK FACTORS

An investment in the notes involves risks.  You should carefully consider the following factors as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Notes

Claims of holders of the notes will be structurally subordinated to claims of creditors and any preferred equity holders of our non-guarantor subsidiaries and effectively subordinated to claims of secured creditors.

The notes will be guaranteed by the initial guarantor and not by any other current or future subsidiary of ours unless such subsidiary becomes a borrower or guarantor under our revolving credit agreement.  Furthermore, under certain circumstances, a guarantor, whether the initial guarantor or an additional guarantor, shall automatically be released from its guarantee of the notes.  See “Description of the Notes —Guarantees.”  Claims of holders of the notes will be structurally subordinated to the claims of creditors, including trade creditors, and any preferred equity holders of our non-guarantor subsidiaries (including those of the initial guarantor and any future additional guarantors).  All liabilities and preferred equity of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a bankruptcy, liquidation or reorganization, to us or a guarantor of the notes.  Other than to the limited extent contemplated under “Description of the Notes—Covenants” and in the accompanying prospectus under “Description of Debt Securities—Covenants—Restrictions on secured debt,” the notes will not be secured by any of our assets or the assets of any of our subsidiaries (including the initial guarantor) and, as such, will be effectively subordinated to any secured debt that we or any of our subsidiaries (including the initial guarantor) may have now or may incur in the future to the extent of the value of the assets securing that debt.

We are a holding company and our ability to make payments on the notes depends on our ability to receive dividends or other distributions from our subsidiaries.

Our operations are conducted through direct and indirect subsidiaries.  As a holding company, we own no significant assets other than our equity in our subsidiaries, and our ability to meet our obligations, including with respect to the notes, will be dependent on dividends and other distributions or payments from our subsidiaries.  The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations and proceeds from the sale of assets and/or other capital-raising activities.  We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to pay the principal of, and premium, if any, and interest on, the notes.  In addition, dividends or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations.

The indenture does not restrict the amount of additional debt that we or our subsidiaries may incur.

The indenture does not place any limitation on the amount of debt that we or our subsidiaries may incur in the future.  The incurrence of any such additional debt may have important consequences for you as a holder of the notes, including making it more difficult to satisfy our obligations with respect to the notes or the obligations of the initial guarantor or any additional guarantor with respect to its guarantee, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered, placed on negative outlook or withdrawn.

Federal and state fraudulent transfer laws may permit a court to void any guarantee and, if that occurs, you may not receive any payments on such guarantee.

The issuance of guarantees by the initial guarantor (and any additional guarantor) may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by the initial guarantor (or any additional guarantor) or on behalf of the unpaid creditors of the initial guarantor (or additional guarantor).  While the relevant laws may vary from state to state, under such laws a guarantee will generally be a fraudulent conveyance or transfer if (i) the transfer was made with the intent of hindering, delaying or defrauding creditors or (ii) the guarantor received less than reasonably equivalent value or fair consideration in return for issuing such guarantee, and, in the case of (ii) only, one of the following is also true:

•	such guarantor was insolvent or rendered insolvent by reason of issuing such guarantee;

•	payment of the consideration left such guarantor with an unreasonably small amount of capital to carry on its business; or

•	such guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of a guarantee by the initial guarantor (or an additional guarantor) was a fraudulent conveyance or transfer, the court could void the payment obligations under such guarantee or subordinate such guarantee to presently existing and future debt of the initial guarantor (or such additional guarantor, as the case may be) or require the holders of the notes to repay any amounts received with respect to such guarantee.  In the event of a finding that a fraudulent conveyance or transfer occurred, you may not receive any payment on the notes in respect of such guarantee.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied.  Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether reasonably equivalent value or fair consideration was received or whether or not the initial guarantor (or any additional guarantor) was solvent at the relevant time, or regardless of the standard used, that the issuance of a guarantee by it would not be voided or subordinated to other debt of the initial guarantor (or additional guarantor, as the case may be).

The initial guarantor is a borrower under, and not a guarantor of, our revolving credit agreement.  Accordingly, obligations to lenders under that agreement by the initial guarantor as borrower under that agreement would not necessarily be subject to the potential for claims discussed above that would seek to avoid or subordinate obligations of a guarantor.  However, obligations by the initial guarantor to holders of the notes pursuant to its guarantees of the notes could be subject to such claims, including claims by the lenders under the credit agreement or holders of any other indebtedness of the initial guarantor.

The terms of the indenture and the notes provide only limited protection against significant events that could negatively impact the value of your notes.

As described under “Description of the Notes—Change of Control Triggering Event,” upon the occurrence of a Change of Control Triggering Event with respect to the notes, holders are entitled to require us to repurchase all or a portion of their notes at 101% of their principal amount plus unpaid interest, if any, accrued to the repurchase date.  However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of your notes.  As such, if we enter into a significant corporate transaction that negatively impacts the value of your notes, but which does not constitute a Change of Control Triggering Event, you would not have any rights to require us to repurchase the notes prior to their maturity or to otherwise seek any remedies.

You should also be aware that neither the indenture nor the notes:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•
limit our ability or the ability of the initial guarantor (or any additional guarantor) to incur indebtedness or other obligations that are equal in right of payment to the notes or its guarantee, as the case may be;

•
limit the ability of our non-guarantor subsidiaries (including those of the initial guarantor and any future additional guarantors) to incur debt, other liabilities or preferred equity that would rank senior to our equity interests (or the equity interests of the initial guarantor and any future additional guarantors) in those subsidiaries and therefore be structurally senior to the notes with respect to the assets of those subsidiaries;

•	restrict our ability to repurchase or prepay any other of our equity or debt securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating an investment in the notes, you should be aware that neither the indenture nor the notes restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have a negative impact on the value of your notes.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

We will be required to make an offer to each holder of the notes to purchase all or any part of such holder’s notes at a price equal to 101% of their principal amount plus unpaid interest, if any, to the repurchase date upon a Change of Control Triggering Event.  If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase your notes.  Our failure to purchase the notes in connection with a Change of Control would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes and would cause cross-defaults under certain of our other agreements, including our revolving credit agreement.  See “Description of the Notes—Change of Control Triggering Event.”

There is currently no market for the notes.  We cannot assure you that an active trading market will develop or continue.

The notes are a new issue of securities as to which there is currently no market.  We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.  We have been advised by the underwriters that they presently intend to make a market in the notes.  However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice to, or the consent of, noteholders.  We cannot assure you that an active market for the notes will develop or, if it develops, will continue or be liquid.  If an active trading market for the notes does not develop, the market price and liquidity of the notes will be negatively affected.  See “Underwriting.”

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities.

Credit rating agencies rate our debt securities, including the notes, on factors that include our financial condition, liquidity and results of operations, our business and prospects and their view of the general outlook for the economy generally and our industry specifically.  Actions taken by the rating agencies can include maintaining, upgrading, downgrading or withdrawing the current rating of our debt securities or placing us on negative outlook for possible future downgrading.  Downgrading or withdrawal of the credit rating of our debt securities or placing us on negative outlook for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have a negative effect on the value of your notes.

USE OF PROCEEDS

We expect to receive net proceeds, after expenses, from this offering of approximately $247.23 million. We intend to use the net proceeds from this offering to repay approximately $217.1 million of long-term debt currently outstanding under our revolving credit agreement, which amounts were used for general corporate purposes, including working capital, repurchases of shares of our common stock and capital expenditures.  Borrowing under our credit agreement bear an interest rate based on either the prime rate or LIBOR, depending upon the specific type of borrowing, plus a margin based on the level of borrowings and our credit rating.  Such interest rate was equal to a per annum rate of 1.1% at June 30, 2010.  The revolving credit agreement matures on March 29, 2012.  Affiliates of the underwriters participating in this offering are lenders under the revolving credit agreement and therefore are expected to receive a ratable portion of the net proceeds.  See “Underwriting.”

The balance of the proceeds of this offering will be used for general corporate purposes, which may include:

•	repayment or refinancing of a portion of our other existing short-term or long-term debt;

•	capital expenditures;

•	additions to working capital; and

•	the repurchase of shares of our outstanding common stock.

If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing investments.

CAPITALIZATION

The following table shows our cash and cash equivalents and our consolidated historical capitalization as of June 30, 2010 (i) on an actual cash basis and (ii) on an as-adjusted basis to give effect to the repayment of short-term and long-term debt as described in “Use of Proceeds” above.

	June 30, 2010
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Cash	$7,714	$37,842
Current portion of long-term debt	200,000	200,000
Long-term debt	417,100	450,000
Stockholders’ equity:
Preferred stock, $100 par value. 10 million shares authorized; none outstanding	-	-
Common stock, $0.01 par value. 1 billion shares authorized; 167,099,432 issued
and 123,307,759 shares outstanding.	1,671	1,671
Additional paid-in capital	182,108	182,108
Retained earnings	1,483,161	1,483,161
Treasury stock, at cost (43,791,673 shares)	(1,095,881)	(1,095,881)
Total stockholders’ equity	571,059	571,059
Total capitalization	$1,188,159	$1,221,059

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical and pro forma ratios of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	11.2x	8.1x	8.9x	9.3x	26.3x	66.3x
Pro forma ratio of earnings to fixed charges	9.8x	7.2x

For purpose of calculating our ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes, excluding fixed charges.  Fixed charges represent interest expense, amortization of costs related to indebtedness, and that portion of rental expense estimated to be the equivalent of interest.  This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

The pro forma ratio of earnings to fixed charges for the six months ended June 30, 2010 and for the year ended December 31, 2009 are presented because approximately $217.1 million of the proceeds from this offering will be used to retire amounts outstanding under our revolving credit agreement. Use of these proceeds in this manner will affect the historical ratios for the periods noted above by more than ten percent.  For purposes of calculating the pro forma ratio of earnings to fixed charges, fixed charges have been adjusted to reflect the increase in interest expense resulting from the proposed issuances of new debt, net of the decrease in interest costs resulting from the retirement of amounts outstanding under our revolving credit agreement. Because only a portion of the proceeds will be used to retire outstanding amounts under our revolving credit agreement, only interest on the related portion of new debt was used in the pro forma adjustment.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical financial data that have been derived from, and are qualified in their entirety by reference to, our historical consolidated financial statements and related notes.  The information set forth in the following table is only a summary and should be read in conjunction with our historical consolidated financial statements and related notes, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.  The financial data as of June 30, 2010 and for the six months ended June 30, 2010 and 2009 include all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation of our results of operations for those periods.  Interim results are not necessarily indicative of full-year results.

	Six Months
	Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
				(unaudited)
	(in millions, except ratios and per share amounts)

Earnings data (for the period ended):
Operating revenues	$1,787	$1,493	$3,203	$3,732	$3,490	$3,328	$3,128
Operating income	159	104	248	358	369	373	344
Net earnings	90	55	136	201	213	220	207
Diluted earnings per share	0.69	0.42	1.05	1.56	1.55	1.44	1.28
Dividends per share	0.24	0.22	0.44	0.40	0.36	0.32	0.24

Balance sheet data (at end of period):
Total assets	$1,901	$1,821	$1,857	$1,793	$1,863	$1,770	$1,549
Current portion of long-term debt	200	62	-	119	234	214	-
Total debt	617	648	565	634	913	396	124
Stockholders' equity	571	577	644	529	343	759	817
Working capital ratio	0.80	1.10	1.46	0.97	0.93	0.98	1.72

DESCRIPTION OF NOTES

The notes will constitute a series of debt securities to be issued under the indenture, to be dated as of September 20, 2010, among us, the initial guarantor and U.S. Bank National Association, as trustee.  The following description is only a summary of the material provisions of the notes, the guarantees and the indenture.  You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes.  Unless the context requires otherwise, all references to “we”, “us,” “our” and “J.B. Hunt” in this section refer solely to J.B. Hunt Transport Services, Inc. and not to our subsidiaries.

The following description of the particular terms of the notes and guarantees offered hereby supplements the general description of debt securities and guarantees set forth in the accompanying prospectus.

General

The notes will be issued in an initial aggregate principal amount of $250,000,000 and will mature on September 15, 2015, unless redeemed or repurchased under the circumstances described below under “—Optional Redemption” or “—Change of Control Triggering Event.”  The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The notes will not be entitled to any sinking fund.  The notes will initially be fully and unconditionally guaranteed on a senior unsecured basis by J.B. Hunt Transport, Inc.

Interest on the notes will accrue at 3.375% per annum from  September 20, 2010, or from the most recent date to which interest has been paid or provided for, and will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2011, to the persons in whose names the notes are registered in the security register at the close of business on the March 1 or September 1 preceding the relevant interest payment date.  Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, the maturity date or any earlier date of redemption or repurchase falls on a day that is not a business day, then the related payment will be made on the next succeeding business day without any interest or other payment in respect of the delay.  The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

The indenture does not limit the amount of notes that we may issue.  We may from time to time, without notice to, or the consent of, the holders of the notes, issue and sell additional debt securities ranking equally and ratably with the notes in all respects (other than the issue price, the issue date and the payment of interest accruing prior to the issue date), provided that such debt securities are fungible with the previously issued notes for U.S. federal income tax purposes.  Any such additional debt securities shall be consolidated and form a single series with the notes for all purposes, including voting.

Ranking

The notes will be:

•	unsecured and will rank equally with all existing and future senior unsecured debt of ours;

•	effectively subordinated to all existing and future secured debt of ours to the extent of the value of the assets securing such debt; and

•
structurally subordinated to all existing and future debt and other liabilities, including trade payables, and preferred equity of our non-guarantor subsidiaries (including those of the initial guarantor and any future additional guarantors).

As of June 30, 2010, we had secured debt outstanding of approximately $1.6 million and our non-guarantor subsidiaries had no outstanding debt or preferred equity.

The indenture does not limit our ability to incur indebtedness or other obligations that are equal in right of payment to the notes or the ability of our non-guarantor subsidiaries to incur debt, other liabilities or preferred equity that would rank senior to our equity interests (or the equity interests of the initial guarantor and any future additional guarantors) in those subsidiaries and therefore be structurally senior to the notes with respect to the assets of those subsidiaries.

Guarantees

The notes will initially be fully and unconditionally guaranteed by our wholly owned subsidiary, J.B. Hunt Transport, Inc. (the “initial guarantor”).  The notes will also be guaranteed in the future, by any subsidiary that becomes a borrower or guarantor of obligations under our revolving credit agreement (each, an “additional guarantor”, and together with the initial guarantor, the “guarantors”) but will not be guaranteed by any other current or future subsidiary of ours unless such subsidiary becomes a borrower or guarantor under our revolving credit agreement.  If at any time while the notes are outstanding there are two or more guarantors of the notes, such guarantors will guarantee the notes on a joint and several basis.

The guarantees will be:

•	unsecured and will rank equally with all existing and future senior unsecured debt of the initial guarantor and any additional guarantor;

•	effectively subordinated to all existing and future secured debt of the initial guarantor and any additional guarantor to the extent of the value of the assets securing such debt; and

•	structurally subordinated to all existing and future debt and other liabilities, including trade payables, and preferred equity of subsidiaries of the initial guarantor and any additional guarantors.

As of June 30, 2010, the initial guarantor had secured debt outstanding of approximately $1.6 million and subsidiaries of the initial guarantor had no outstanding debt or preferred equity.

The indenture does not limit the ability of the initial guarantor (or any additional guarantor) to incur indebtedness or other obligations that are equal in right of payment to its guarantee or the ability of any subsidiary of the initial guarantor (or any additional guarantor) to incur debt, other liabilities or preferred equity that would rank senior to the equity interests of the initial guarantor (or such additional guarantor, as the case may be) in such subsidiary and therefore be structurally senior to the guarantee of the initial guarantor (or such additional guarantor, as the case may be) with respect to the assets of such subsidiary.

The obligations of the initial guarantor and any additional guarantors will be limited as necessary to prevent the guarantees from constituting a fraudulent conveyance under applicable law.  If a guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including other guarantees and contingent liabilities) of the applicable guarantor, and, depending on the amount of such indebtedness, such guarantor’s liability on its guarantee could be reduced to zero.  See “Risk Factors—Federal and state fraudulent transfer laws may permit a court to void any guarantee and, if that occurs, you may not receive any payments on such guarantee.”

Each applicable guarantor of the notes, whether the initial guarantor or an additional guarantor, will automatically be released from its guarantee of the notes when such guarantor is not a borrower or guarantor under our revolving credit agreement or any refinancing or replacement thereof and is released or discharged from each guarantee of such guarantor with respect to borrowings under the revolving credit agreement, except discharges or releases by or as a result of payment under any such guarantee.

Optional Redemption

We may, at our option, at any time and from time to time, redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ prior written notice mailed to the holders of the notes.  The notes will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of unpaid interest, if any, accrued to such redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus unpaid interest, if any, accrued to such redemption date, subject to the rights of holders of notes on a record date to receive interest due on the related interest payment date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer” means each of Banc of America Securities LLC and Deutsche Bank Securities Inc. or their respective affiliates which are Primary Treasury Dealers (as defined below) and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm, or an affiliate thereof, that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption.  Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of the notes to be redeemed on such date.  If we are redeeming less than all the notes, the trustee must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a repurchase price equal to 101% of the principal amount thereof plus unpaid interest, if any, accrued to the repurchase date (the “Change of Control Repurchase Price”), subject to the rights of holders of notes on a record date to receive interest due on the related interest payment date.

Within 30 days following the occurrence of the Change of Control Triggering Event, or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a written notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer.  Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Repurchase Date”).  The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Repurchase Date.

On the Change of Control Repurchase Date, we will, to the extent lawful:

•	accept or cause a third party to accept for repurchase all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Repurchase Price in respect of all notes or portions of notes properly tendered; and

•
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those securities laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of the prospectus supplement:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of J.B. Hunt and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to J.B. Hunt or one of its subsidiaries;

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

(3)
we consolidate with, or merge with or into, any person (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4)	the first day on which a majority of the members of our board of directors are not Continuing Directors; or

(5)	the adoption of a plan relating to our liquidation, dissolution or winding up.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any Rating Agency has publicly announced that it is considering a possible ratings change).  If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the prospectus supplement; or (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency, provided that we shall give written notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person (as that term is used in Section 13(d) of the Exchange Act) as of any date means the capital stock of such person that, at such date, is entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of J.B. Hunt and its subsidiaries taken as a whole.  Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law.  Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of J.B. Hunt and its subsidiaries taken as a whole to another person or group may be uncertain.

Covenants

The indenture contains certain covenants, including covenants that restrict our ability, and our ability to permit our subsidiaries, to create or incur debt secured by liens and to engage in certain sale and leaseback transactions.  See “Description of Debt Securities—Covenants—Restrictions on secured debt” and “Description of Debt Securities—Covenants—Restrictions on sale and leaseback transactions” in the accompanying prospectus.

The provisions of the indenture described under “Description of Debt Securities—Discharge, defeasance, and covenant defeasance—Defeasance and covenant defeasance” will be applicable to the notes.

Events of Default

The events of default with respect to the notes are described in the accompanying prospectus under “Description of Debt Securities—Events of default.”

Book-Entry

We will issue the notes only in book-entry form — i.e., as global notes registered in the name of The Depository Trust Company, New York, New York, or its nominee.  The sale of the notes will settle in immediately available funds through DTC.  You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Description of Debt Securities — Book-entry debt securities.”

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system.  See “Description of Debt Securities — Book entry debt securities” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

Trustee

U.S. Bank National Association is the trustee under the indenture.  Initially, the trustee will also act as the paying agent, registrar and custodian for the notes.  In the ordinary course of their businesses, affiliates of the trustee have engaged in commercial banking transactions with us, and may in the future engage in commercial banking and other transactions with us.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain of the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes.  Unless otherwise stated, this summary deals only with holders that purchase notes in this offering at the price shown on the cover of this prospectus supplement.  This summary also only addresses holders who hold notes as capital assets.

As used herein, “U.S. holders” are any beneficial owners of the notes, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities treated as corporations for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.  In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders.  As used herein, “non-U.S. holders” are beneficial owners of the notes, other than partnerships, that are not U.S. holders.  If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership.  Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of acquiring, owning and disposing of the notes.

This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances.  For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, passive foreign investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors.  It also does not discuss notes held as part of a hedge, straddle, “synthetic security” or other integrated transaction.  This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) persons subject to the alternative minimum tax.  Further, it does not include any description of any estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

You should consult with your own tax advisor regarding the United States federal, state, local and foreign tax consequences of the ownership and disposition of the notes.

Taxation of U.S. Holders

 In certain circumstances the timing and amount of payments otherwise due on the notes may differ from the scheduled payments on the notes (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Triggering Event”).  Because we are obligated to make such payments under certain circumstances, the notes may be subject to special rules under the Treasury Regulations that are applicable to debt instruments that provide for one or more contingent payments.  Under the Treasury Regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingencies are either “remote” or “incidental.”  J.B. Hunt intends to take the position (and this discussion assumes) that such payments are remote or incidental contingencies.

J.B. Hunt’s determination that such payments are remote or incidental contingencies for these purposes is binding on each holder (but not on the Internal Revenue Service (the “IRS”)), unless such holder discloses in the proper manner to the IRS that it is taking a different position.  The remainder of this discussion assumes that the notes are not subject to the rules applicable to contingent payment debt instruments.

Interest income.  Payments of stated interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received in accordance with the holder’s regular method of tax accounting for United States federal income tax purposes.

 Amortizable bond premium.  A U.S. holder who purchases a note for an amount greater than its principal amount will be treated as acquiring the note with amortizable bond premium.  For this purpose, the purchase price of a note will not include amounts paid in respect of pre-issuance accrued interest.  If a U.S. holder acquires a note with amortizable bond premium, the holder may elect to amortize the premium, under a constant yield method, over the term of the note, which will reduce the amount of interest income required to be included in the U.S. holder’s gross income.  An election to amortize bond premium applies to all taxable debt instruments then owned by the U.S. holder and may be revoked only with the consent of the IRS.

 Sale, exchange or redemption of notes.  A U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note and the holder’s tax basis in such note.  The amount realized is generally equal to the amount of cash and the fair market value of any property received for the note (other than amounts attributable to accrued but unpaid stated interest on the note which will be taxed as interest income as described above).  A U.S. holder’s tax basis in the note generally will be the initial purchase price paid therefor reduced by any bond premium amortized by the holder.  In the case of a U.S. holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year.  To the extent the amount realized is less than the U.S. holder’s tax basis, the holder will recognize a capital loss.  Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information reporting and backup withholding.  In general, information reporting requirements will apply to payments of principal and interest on the notes and payments of the proceeds of the sale of the notes.  Backup withholding may apply to such payments if the holder fails to comply with certain identification requirements.  Backup withholding is currently imposed at a rate of 28%.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

Non-U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as income tax treaties, with regard to an investment in the notes, including any reporting requirements.

Interest income.  Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by an applicable income tax treaty).  However, interest income earned on a note by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (i) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of J.B. Hunt stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed IRS Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, when required, furnishes the payor or the payor’s agent with a copy thereof.  The applicable Treasury Regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above.  If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury Regulations.

Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if such income is effectively connected with a United States trade or business of the non-U.S. holder.  Effectively connected income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty).  Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed IRS Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale, exchange or redemption of notes.  A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met, or (iii) the gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest income would apply.

Except to the extent that an applicable income tax treaty otherwise provides, if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder.  If an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the gain derived from a sale, which may be offset by certain United States-related capital losses (notwithstanding the fact that such individual is not considered a resident of the United States).  Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of notes are urged to consult their tax advisors as to the tax consequences of such sale.  If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information reporting and backup withholding.  Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such holder and the tax withheld with respect to those payments (if any).  Copies of the information returns reporting such amounts and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.  United States backup withholding will not apply to payments on the notes to a non-U.S. holder if the requirements described in clause (iv) of “—Interest income” above are satisfied with respect to the holder, unless the payor has actual knowledge or reason to know that the holder is a United States person.

Information reporting requirements and backup withholding will not apply to any payment of the proceeds of a sale of notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury Regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain connections to the United States.  Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.  Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies the requirements described in clause (iv) of “—Interest income” above and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax.  Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.  Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation.  Prospective holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal income or other tax laws.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Banc of America Securities LLC and Deutsche Bank Securities Inc., have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Notes

Banc of America Securities LLC	$87,500,000
Deutsche Bank Securities Inc.	87,500,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	18,750,000
J.P. Morgan Securities LLC	18,750,000
Morgan Stanley & Co. Incorporated	18,750,000
SunTrust Robinson Humphrey, Inc.	18,750,000

Total	$250,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at a price that represents a concession not in excess of 0.35% of the principal amount of the notes.  The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.125% of the principal amount of the notes to other dealers.  After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $422,500.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities as to which there is currently no market.  We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.  We have been advised by the underwriters that they presently intend to make a market in the notes.  However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice to, or the consent of, noteholders.  We cannot assure you that an active market for the notes will develop or, if it develops, will continue or be liquid.  If an active trading market for the notes does not develop, the market price and liquidity of the notes will be negatively affected.

In connection with this offering, the underwriters may purchase and sell the notes in the open market.  These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering, which creates a short position for the underwriters.  The underwriters may close out any short position by purchasing notes in the open market.  A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of this offering.

Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of this offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes.  Additionally, these purchases may stabilize, maintain or otherwise affect the market price of the notes.  As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.  These transactions may be effected in the over-the-counter market or otherwise.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.  In particular, affiliates of each of the underwriters are parties to and lenders under our $350.0 million revolving credit agreement.  This credit agreement was negotiated on an arms-length basis and contains customary terms pursuant to which the lenders receive customary fees.  A portion of the net proceeds of this offering will be used to reduce our indebtedness to such lenders under our $350.0 million senior revolving  credit agreement.  See “Use of Proceeds” and “Capitalization” in this prospectus supplement.

Because more than 5% of the net proceeds from this offering will be used to repay indebtedness owed to at least one of the underwriters or its affiliates, this offering will be conducted in accordance with NASD Rule 2720.  None of the underwriters receiving a ratable portion of the net proceeds of this offering will confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.  In addition, in the ordinary course of their respective various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours.  The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public may not be made in that Relevant Member State other than:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the company, Transport or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This document is not a prospectus for the purposes of the Prospectus Directive.

The applicable provisions of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”) must be complied with in respect of anything done in relation to the notes in, from or otherwise involving the United Kingdom.

The communication of this prospectus supplement, the accompanying prospectus and any other documents or materials relating to the notes is not being made, and this prospectus supplement, the accompanying prospectus and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the FSMA.  Accordingly, the prospectus supplement, the accompanying prospectus and such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.

This prospectus supplement, the accompanying prospectus and such documents and/or materials  are only being distributed to and are only directed at persons who are  located or resident outside the United Kingdom or, if located or resident in the United Kingdom, to (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts  as described in Article 49(2)(a) to (d) of the Order or (iii) any other person to whom this prospectus supplement, the accompanying prospectus and other documents or materials relating to the notes may otherwise lawfully be communicated in accordance with the Order (all such persons together being referred to as “relevant persons”).  The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be made to or engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the notes and guarantees will be passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas.  Sidley Austin llp, New York, New York, will act as counsel to the underwriters.

PROSPECTUS

J.B. HUNT TRANSPORT SERVICES, INC.

Debt Securities

J.B. HUNT TRANSPORT, INC.

Guarantees of Debt Securities

________________________

J. B. Hunt Transport Services, Inc. may offer and sell from time to time, in one or more offerings, debt securities at prices and on terms determined at the time of any such offering.  The debt securities may be guaranteed by J.B. Hunt Transport, Inc., a wholly owned subsidiary of J. B. Hunt Transport Services, Inc.  We may offer and sell debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Each time debt securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the securities being offered.  The supplements may also add, update or change information contained in this prospectus.  You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Investing in the securities involves risks.  See “Risk Factors” on page 4 of this prospectus.
________________________

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

________________________

This prospectus is dated September 14, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC.  We have not authorized anyone to provide you with any different or additional information, and if anyone provides you such information you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any such free writing prospectus is accurate as of any date other than the date on the front of such document.  Any information incorporated by reference in this prospectus, any accompanying prospectus supplement or any such free writing prospectus is accurate only as of the date of the document incorporated by reference.  Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
_______________________

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act.  By using an automatic shelf registration statement, we may, at any time and from time to time, sell debt securities, which may or may not be guaranteed, under this prospectus in one or more offerings in an unlimited amount.  As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement.  For further information, we refer to the registration statement, including its exhibits.  Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete.  If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description thereof.

This prospectus provides you with a general description of the securities we may offer.  Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the debt securities being offered.  The prospectus supplement may also add, update or change information contained in this prospectus.  Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement.  Together, they provide the specific terms of the securities we are offering.  You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on our company, the risks we face and our financial statements.  The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

References in this prospectus to “JBHT Services,” the “Company,” “we,” “us” and “our” refer to J. B. Hunt Transport Services, Inc. and its subsidiaries, unless otherwise specified or unless the context otherwise requires.  References to “Transport” refer to J. B. Hunt Transport, Inc., a wholly-owned subsidiary of JBHT Services.

References herein to “$,” “dollars” and “U.S. dollars” are to United States dollars.  Financial data included or incorporated by reference herein have been presented in accordance with accounting principles generally accepted in the United States of America.

The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available at the SEC’s website (http://www.sec.gov).  You may also read any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference in this prospectus is considered part of this prospectus.  Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents that we have filed with the SEC (other than any portion of such filings that are furnished rather than filed under applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	Current Reports on Form 8-K filed on February 10, 2010, March 2, 2010, April 30, 2010, and May 10, 2010.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished rather than filed under applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of securities under the applicable prospectus supplement shall be deemed to be incorporated in this prospectus by reference.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

J.B. Hunt Transport Services, Inc.
615 J.B. Hunt Corporate Drive
Lowell, Arkansas 72745-0130
Attention:  David N. Chelette
Telephone number:  479-820-0000

FORWARD-LOOKING STATEMENTS

This prospectus, including documents which are incorporated herein by reference, contain statements that may be considered to be “forward-looking statements.”  Such statements relate to our predictions concerning future events or operations and are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements are inherently uncertain, subject to risks, and should be viewed with caution.  These statements are based on our belief or interpretation of information currently available.  Prospective investors are cautioned that actual results and future events may differ materially from these forward-looking statements as a result of many factors.  Some of the factors and events that are not within our control and that could have a material impact on future results include:  general economic and business conditions, competition and competitive rate fluctuations, cost and availability of diesel fuel, ability to attract and retain qualified drivers and delivery personnel, a loss of one or more major customers, interference with or termination of our relationships with certain railroads, insurance costs and availability, claims expense, retention of key employees, terrorist attacks or actions, acts of war, adverse weather conditions, new or different environmental or other laws and regulations, increased costs for new revenue equipment or decreases in the value of used equipment and the ability of revenue equipment manufacturers to perform in accordance with agreements for guaranteed equipment trade-in values.

You should understand that many important factors, in addition to those listed above, could impact us operationally and financially.  Our results may fluctuate as a result of these and other risk factors or events as described in our filings with the SEC.  Some important factors that could cause our future results to differ from estimates or projections contained in the forward-looking statements are described under “Risk Factors” in our most recent Annual Report on Form 10-K, as may be updated in our subsequent Quarterly Reports on Form 10-Q and other reports we subsequently file with the SEC.  Except as required by applicable law, we assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.

THE COMPANY

We are one of the largest surface transportation and delivery service companies in North America.  J.B. Hunt Transport Services, Inc. is a publicly held holding company that, together with our principal operating subsidiary, J. B. Hunt Transport, Inc., and other wholly owned subsidiaries, provides a wide range of transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico.  We were incorporated in Arkansas on August 10, 1961, and have been a publicly held company since our initial public offering in 1983.

Our service offerings range from full-load containerized freight transportation over highways and railroads to individual deliveries of appliances and other items to small businesses and personal residences.  We have arrangements with most of the major North American rail carriers to transport freight in containers and trailers.  We also provide customized freight movement, revenue equipment, labor, systems and delivery services that are tailored to meet individual customers’ requirements and typically involve longer-term contracts.  As of June 30, 2010, we had 14,809 employees.

Our principal executive offices are located at 615 J.B. Hunt Corporate Drive, Lowell, Arkansas 72745-0130 and our telephone number is (479) 820-0000.

Transport was incorporated in Georgia on November 6, 1969.  Its principal executive offices are located at 615 J.B. Hunt Corporate Drive, Lowell, Arkansas 72745-0130 and its telephone number is (479) 820-0000.

RISK FACTORS

Investing in our securities involves risk.  You should carefully consider the specific risks discussed or incorporated by reference in this prospectus or the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or contained in or incorporated by reference in this prospectus, including, among other things, the matters discussed under “Risk Factors” included in the applicable prospectus supplement, in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports in Form 10-Q, as well as any other risk factors we may describe in any other reports we subsequently file with the SEC.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from any sale of debt securities offered by this prospectus for general corporate purposes.  General corporate purposes may include:

•	repayment or refinancing of a portion of our existing short-term or long-term debt;

•	capital expenditures;

•	additional working capital; and

•	the repurchase of shares of our outstanding common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	11.2x	8.1x	8.9x	9.3x	26.3x	66.3x

For purpose of calculating our ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes, excluding fixed charges.  Fixed charges represent interest expense, amortization of costs related to indebtedness, and that portion of rental expense estimated to be the equivalent of interest.  This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued in one or more series under an indenture to be entered into among us, J.B. Hunt Transport, Inc., a subsidiary of ours who may guarantee the debt securities, and U.S. Bank National Association, as trustee.  References herein to the “indenture” refer to such indenture and references to the “trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the indenture.  The terms of the debt securities of any series will be those specified in or pursuant to the indenture and in the applicable debt securities of that series and those made part of the indenture by the Trust Indenture Act of 1939, as amended.

The following description of selected provisions of the indenture and the debt securities is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete.  You should review the form of the indenture and the form of the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus.  To obtain a copy of the indenture or the form of the applicable debt securities, see “Where You Can Find More Information” in this prospectus.  The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus.  Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the indenture.  When we refer to “J.B. Hunt,” “we”, “us,” or “our” in this section or when we otherwise refer to ourselves in this section, we mean J.B. Hunt Transport Services, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, our subsidiaries.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate.  When we offer to sell the debt securities of a particular series, we will describe the specific terms of such debt securities in the applicable prospectus supplement.  If any particular terms of such debt securities described in a prospectus supplement differ from any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities of each series will constitute our unsecured unsubordinated obligations and will rank on a parity in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.  We can issue an unlimited principal amount of debt securities under the indenture.  The indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by us.  Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine such date or dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine such rate or rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine such date or dates;

•	the date or dates, if any, on which the interest on the debt securities of the series will be payable and the record dates for any such payment of interest;

•
the person to whom any interest on the debt securities of the series will be payable, if different than the person in whose name a debt security is registered at the close of business on the regular record date for that interest;

•
the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;

•	the terms and conditions, if any, upon which we are required to, or may, at our option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which we will be required to repurchase debt securities of the series at the option of the holders of debt securities of the series;

•	the terms of any sinking fund or analogous provision;

•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•
the authorized denominations in which the series of debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, in the case of registered securities, or denominations of $5,000, in the case of bearer securities;

•
the place or places where (1) amounts due on the debt securities of the series will be payable, (2) the debt securities of the series may be surrendered for registration of transfer and exchange and, if applicable, for conversion into or exchange for other securities or property, and (3) notices or demands to or upon us in respect of the debt securities of the series or the indenture may be served, if different than the Borough of Manhattan, The City of New York;

•
if other than U.S. dollars, the currency or currencies in which purchases of, and payments on, the debt securities of the series must be made and the ability, if any, of us or the holders of debt securities of the series to elect for payments to be made in any other currency or currencies;

•
whether the amount of payments on the debt securities of the series may be determined with reference to an index, formula, or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;

•	any addition to, modification, or deletion of, any covenant or Event of Default with respect to debt securities of the series;

•
whether the debt securities of the series will be issuable in registered or bearer form or both and whether any debt securities of the series will be issued in temporary or permanent global form and, if so, the identity of the depositary for the global debt securities;

•
whether and under what circumstances we will pay Additional Amounts on the debt securities of the series to any holder who is a United States Alien in respect of any tax, assessment, or other governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay the Additional Amounts;

•	whether any of our subsidiaries will provide guarantees of the debt securities; and

•	any other terms of debt securities of the series.

As used in this prospectus and any prospectus supplement relating to the offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the debt securities of a series include Additional Amounts, if any, payable on the debt securities of such series in that context.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of, or notice to, the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Other than to the extent provided with respect to the debt securities of a particular series and described in an applicable prospectus supplement, the indenture will not contain any provisions that would limit our ability to incur indebtedness or to substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

(1)	a highly leveraged or similar transaction involving us, our management, or any affiliate of any of those parties,

(2)	a change of control, or

(3)	a reorganization, restructuring, merger, or similar transaction involving us that may adversely affect the holders of our debt securities.

Registration, transfer, payment, and paying agent

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons.  The indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form.  Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws.  The terms of the bearer securities of the particular series and the applicable procedures and limitations will be described in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, registered securities will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof, and bearer securities will be issued in denominations of $5,000.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other securities or property, at an office or agency maintained by us in the Borough of Manhattan, The City of New York.  However, we, at our option, may make payments of interest on any interest payment date on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to the debt securities of any series will forthwith cease to be payable to the holders of those debt securities on the applicable regular record date and may either be paid to the persons in whose names those debt securities are registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the trustee, notice whereof shall be given to the holders of those debt securities not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as completely described in the indenture.

Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of those debt securities at the designated place or places.  In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the designated place or places if duly endorsed or accompanied by a written instrument of transfer.  No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other securities or property, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with certain of those transactions.

Unless otherwise specified in the applicable prospectus supplement, we will not be required to:

•
issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

•
register the transfer of or exchange any registered security, or portion of any registered security, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•
issue, register the transfer of or exchange a debt security which has been surrendered for repurchase at the option of the holder, except the portion, if any, of the debt security not to be repurchased.

Book-entry debt securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities.  Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating thereto.  Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form.  Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co.  We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities.  Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC.  DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates.  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).  DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.  DTCC is owned by the users of its regulated subsidiaries.  Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly.  Indirect participants include securities brokers and dealers, banks and trust companies.  The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records.  The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records.  Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities.  Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.  Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co.  The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities.  DTC has no knowledge of the actual beneficial owners of the debt securities.  DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited.  Those participants may or may not be the beneficial owners.  The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices shall be sent to DTC or its nominee.  If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of direct participants in the debt securities in accordance with its procedures.

A beneficial owner of debt securities shall give notice to elect to have its debt securities repurchased or tendered, through its participant to the trustee and shall effect delivery of such debt securities by causing the direct participant to transfer the participant’s interest in such debt securities, on DTC’s records, to the trustee.  The requirement for physical delivery of debt securities in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of such debt securities to the trustee’s DTC account.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote such global debt securities.  Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date.  The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC.  DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date.  Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.”  Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time.  Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as described in this prospectus, owners of beneficial interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities.  Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form.  These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time.  Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC.  As noted above, owners of beneficial interests in a global debt security will not receive certificates representing their interests.  However, if

•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days of the notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

•	an Event of Default under the indenture has occurred and is continuing with respect to the debt securities of any series,

we will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities.  Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary shall direct.  It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor any applicable underwriters, agents or dealers take any responsibility for the accuracy of this information.

Outstanding debt securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent, or waiver under the indenture:

•
the principal amount of an original issue discount security that shall be deemed to be outstanding for these purposes shall be that portion of the principal amount of the original issue discount security that would be due and payable upon acceleration of the original issue discount security as of the date of the determination,

•
the principal amount of any Indexed Security that shall be deemed to be outstanding for these purposes shall be the principal amount of the Indexed Security determined on the date of its original issuance,

•
the principal amount of a debt security denominated in a foreign currency shall be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of the debt security, and

•	a debt security owned by us or any obligor on the debt security or any affiliate of ours or such other obligor shall be deemed not to be outstanding.

Redemption and repurchase

The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise.  In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders.  The applicable prospectus supplement will describe the terms and conditions regarding any optional or mandatory redemption or option to repurchase the debt securities of the related series.

Conversion and exchange

The terms and conditions, if any, on which debt securities of any series are convertible into or exchangeable for shares of our common stock or other securities or property will be set forth in the applicable prospectus supplement.

Subsidiary guarantees

If specified in the applicable prospectus supplement, one or more of our subsidiaries (our “subsidiary guarantors”) will guarantee the debt securities of a series, including, if applicable, any subsidiaries that are added as subsidiary guarantors with respect to the debt securities of that series after the date of original issue.

Covenants

Merger, Consolidation, and Transfer of Assets

The indenture provides that we will not, in any transaction or series of related transactions, consolidate or merge with or into any other person or sell, lease, assign, transfer, or otherwise convey all or substantially all of our assets to any other person unless:

•
either (1) we shall be the continuing person (in the case of a merger) or (2) the successor person (if other than us) formed by or resulting from the consolidation or merger or to which such assets shall have been sold, leased, assigned, transferred, or otherwise conveyed is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities outstanding under the indenture and the due and punctual performance of all of our other obligations under the indenture and the debt securities outstanding thereunder, including any applicable conversion or exchange rights of holders;

•
immediately after giving effect to such transaction or transactions, no Event of Default under the indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the indenture, shall have occurred and be continuing; and

•	the trustee shall have received an officer’s certificate and opinion of counsel to the effect that all conditions precedent have been satisfied.

Upon any consolidation by us with, or our merger into, any other person or any sale, assignment, transfer, lease, or conveyance of all or substantially all of our assets to any person in accordance with the provisions of the indenture described above, the successor person formed by the consolidation or into which we are merged or to which the sale, assignment, transfer, lease, or other conveyance is made shall succeed to, and be substituted for, us and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named as us therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the indenture and the debt securities issued under that indenture.

Limitations on Liens

The indenture limits the amount of liens that we or our subsidiaries may incur or otherwise create, in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our subsidiaries owning any Principal Facility has issued to us or any of our subsidiaries.  If we or any of our subsidiaries incur such liens, then we will secure the debt securities and, in the case of liens upon any Principal Facility owned or leased by any guarantor of the debt securities, then such guarantor will secure the guarantee of the debt securities to the same extent and in the same proportion as the debt that is secured by such liens.  This covenant does not apply, however, to any of the following:

•	liens existing on the date of the indenture;

•
liens on property or shares of capital stock existing at the time we or any of our subsidiaries acquire such property or shares of stock (including acquisition through merger, share exchange or consolidation) or securing the payment of all or part of the purchase price, construction or improvement thereof incurred prior to, at the time of, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property for the purpose of financing all or a portion of such purchase or construction or improvement; or

•
liens for the sole purpose of extending, renewing or replacing in whole or in part the indebtedness secured by any lien referred to in the foregoing two bullet points or in this bullet point; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the lien so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we and/or any of our subsidiaries may create, assume or incur liens that would otherwise be subject to the restriction described above, without securing debt securities issued under the indenture equally and ratably, if the aggregate principal amount of all outstanding indebtedness secured by the liens plus the aggregate value of Sale and Leaseback Transactions does not at the time exceed 15% of Consolidated Net Tangible Assets.

“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets appearing on our most recent quarterly or annual consolidated balance sheet, less (a) goodwill and other intangible assets and (b) the minority interests of others in subsidiaries.

“Principal Facility” means any facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for  distribution or warehousing and located in the United States, owned or leased pursuant to a capital lease by us or any subsidiary, that has a gross book value (without deduction of any depreciation reserve) on the date as of which the determination is being made exceeding 2% of Consolidated Capitalization.

“Consolidated Capitalization” means the total of all the assets appearing on our most recent quarterly or annual consolidated balance sheet, less (a) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of such consolidated balance sheet, and (b) deferred income tax liabilities appearing on such consolidated balance sheet.

Sale and Leaseback Transactions

A Sale and Leaseback Transaction by us or any of our subsidiaries of any Principal Facility is prohibited unless, within 180 days of the effective date of the arrangement, an amount equal to the greater of the net proceeds of the sale of the property leased pursuant to the Sale and Leaseback Transaction or the fair value of the property at the time of entering into the Sale and Leaseback Transaction as determined by our board of directors (“value”) is applied by us to the retirement of non-subordinated indebtedness for money borrowed with more than one year stated maturity from its date of creation, including our debt securities, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the penultimate paragraph above in the subsection entitled “––Limitations on Liens” does not at the time exceed 15% of our Consolidated Net Tangible Assets.

A “Sale and Leaseback Transaction” means the sale or transfer of a Principal Facility now owned or hereafter acquired with the intention of taking back a lease of the property, except a lease for a temporary period of less than three years, including renewals, with the intent that the use by us or any subsidiary will be discontinued on or before the expiration of such period.

Provision of Financial Information.

We will be required to file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  If we are not so required to file such reports to the SEC under said Sections, then we will be required to file with the trustee and the SEC, in accordance with the rules and regulations prescribed by the SEC, such of the supplementary and periodic reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.  Any documents filed by us with the SEC via the SEC’s EDGAR system will be deemed filed with the trustee as of the time such documents are filed via the SEC’s EDGAR system.

Other

Any other covenants applicable to the debt securities of any series will be specified in the applicable prospectus supplement.

Events of default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the indenture as being:

(1)	default for 30 days in payment of any interest on, or any Additional Amounts payable in respect of any interest on, any debt security of that series;

(2)
default in payment of any principal of or premium, if any, on, or any Additional Amounts payable in respect of any principal of or premium, if any, on, any debt security of that series when due, whether at maturity, upon redemption, upon repurchase at the option of the holder or otherwise;

(3)	default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any debt security of that series;

(4)
default by us in the delivery of any shares of common stock, together with cash instead of fractional shares, or any other securities or property when required to be delivered upon conversion of any convertible debt security of that series or upon the exchange of any exchangeable debt security of that series, and continuance of such default for a period of 10 business days;

(5)
the cessation of a guarantee of any debt security of that series to be in full force and effect, other than in accordance with the terms of the indenture, or the denial by a subsidiary guarantor of its liability under its guarantee;

(6)
default by us in the performance, or breach, of any covenant or warranty in the indenture or any debt security of that series not covered elsewhere in this section, other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that series, which shall not have been remedied for a period of 60 days after notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

(7)
our failure or the failure of any subsidiary of ours that is a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC (a “Significant Subsidiary”) to pay when due, either at maturity, upon redemption, upon exercise of a repurchase right, upon acceleration or otherwise, any indebtedness for money borrowed by us or any such Significant Subsidiary in excess of $50 million principal amount under any bond, debenture, note or other evidence of indebtedness unless such indebtedness (other than indebtedness due upon acceleration) is discharged, or the default in respect of such other indebtedness is waived, cured, rescinded, or annulled, within 30 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding;

(8)
the rendering of a final judgment or judgments (not subject to appeal and not covered by insurance) against us or any of our subsidiaries in excess of $15 million which remains unstayed, unpaid, undischarged, or unbonded for 60 days;

(9)	specified events of bankruptcy, insolvency, or reorganization with respect to us or any Significant Subsidiary of ours; or

(10)	any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities.  The trustee is required to give notice to holders of the debt securities of any series within 90 days of a default relating to such debt securities; provided, however, that the trustee may withhold such notice except a default in payment of principal, premium, if any, interest, if any, Additional Amounts, if any, or sinking fund payments, if any, in respect of such debt securities or a default or in the delivery of securities or property upon conversion or exchange of such debt securities in accordance with their terms, if the trustee, in good faith, determines it in the best interest of such holders to do so.

If an Event of Default specified in clause (9) above occurs with respect to us and is continuing, then the principal of all the debt securities and interest, if any, thereon shall automatically become immediately due and payable.   If any other Event of Default with respect to the debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of that series of debt securities, and interest, if any, thereon to be due and payable immediately.  However, upon specified conditions, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may rescind and annul any such acceleration and its consequences.

The indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no inconsistent direction has been given to the trustee during such 60 day period by the holders of a majority in aggregate principal amount of the debt securities of that series.  Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, and any Additional Amounts on that debt security on the respective due dates for those payments and, in the case of any debt security which is convertible into or exchangeable for other securities or property, to convert or exchange, as the case may be, that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such conversion or exchange, and this right shall not be impaired without the consent of such holder.

Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an Event of Default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee reasonable indemnity.  The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee.

Within 120 days after the close of each fiscal year, we and any subsidiary guarantors must deliver to the trustee an officers’ certificate stating whether or not each certifying officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof.

Modification, waivers, and meetings

The indenture permits us, the subsidiary guarantor or guarantors, if applicable, and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the indenture.  However, no modification or amendment shall, among other things,

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on or any Additional Amounts, if any, with respect to any debt securities, or

•
reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on or the redemption or repurchase price of any debt securities, or any Additional Amounts with respect to any debt securities, or change our obligation to pay Additional Amounts, or

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security, or

•	adversely affect any right of repurchase at the option of any holder, or

•	release any subsidiary guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture,

•	change any place where or the currency in which any debt securities are payable, or

•	adversely affect the right, if any, of holders to convert or exchange any debt securities for other securities or property in accordance with their terms, or

•
impair the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or the right to convert or exchange any debt securities in accordance with their terms, or

•
reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such indenture or specified defaults under the indenture and their consequences, or

•	reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities,

without, in each case, obtaining the consent of the holder of each outstanding debt security affected by the modification or amendment.

The indenture also contains provisions permitting us and the trustee, without the consent of the holders of any debt securities, to modify or amend the indenture, among other things:

•
to add to the Events of Default or our covenants or the covenants of any applicable subsidiary guarantor in a manner that benefits the holders of all or any series of debt securities issued under the indenture;

•	to add or release a subsidiary guarantor as required or permitted by the indenture, or

•	to add to or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•
to cure any ambiguity or correct or supplement any provision in such indenture which may be defective or inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, in each case which shall not adversely affect the interests of the holders of any series of debt securities;

•
to amend or supplement any provision contained in the indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision; or

•
to conform the terms of the indenture or the debt securities to the description thereof contained in any prospectus or other offering document or memorandum relating to the offer and sale of those debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement.  The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to the debt securities of that series and its consequences, except a default (i) in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities of that series, (ii) in the delivery of securities or property upon the conversion or exchange of any debt securities of that series in accordance with their terms, or (iii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The indenture contains provisions for convening meetings of the holders of a series of debt securities.  A meeting may be called at any time by the trustee, and also, upon our request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series.  Notice of a meeting must be given in accordance with the provisions of the indenture.  Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.  However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series.  Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons, if any.  The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding debt securities of a series, subject to exceptions; provided, however, that if any action is to be taken at that meeting with respect to a consent or waiver which may be given by the holders of a supermajority in aggregate principal amount of the outstanding debt securities of a series, the persons holding or representing that specified supermajority percentage in aggregate principal amount of the outstanding debt securities of that series will constitute a quorum.

Discharge, defeasance, and covenant defeasance

Satisfaction and discharge

Upon our direction, the indenture shall cease to be of further effect with respect to the debt securities of any series specified by us, subject to the survival of specified provisions of the indenture, including our obligation to repurchase such debt securities at the option of the holders thereof or to convert or exchange such debt securities into other securities or property in accordance with their terms, if applicable, and our obligation to pay Additional Amounts in respect of such debt securities to the extent described below, when:

•	either

(A)      all outstanding debt securities of that series and, in the case of bearer securities, all related coupons have been delivered to the trustee for cancellation, subject to exceptions, or

(B)      all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, funds in the currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series and, if applicable, related coupons, including the principal thereof and, premium, if any, and interest, if any, thereon, and, to the extent that (x) the debt securities of that series provide for the payment of Additional Amounts and (y) the amount of any Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, those Additional Amounts, to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

•	we have paid all other sums payable under the indenture with respect to the debt securities of that series; and

•	the trustee has received an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the indenture have been satisfied.

If the debt securities of any series provide for the payment of Additional Amounts, we will remain obligated, following the deposit described above, to pay Additional Amounts on those debt securities to the extent that they exceed the amount deposited in respect of those Additional Amounts as described above.

Defeasance and covenant defeasance

Unless otherwise specified in the applicable prospectus supplement, we may elect with respect to the debt securities of the particular series either:

•	to defease and discharge ourselves and, if applicable, any subsidiary guarantor, from any and all obligations with respect to those debt securities (“full defeasance”), except for, among other things:

(1)
the obligation to pay Additional Amounts, if any, upon the occurrence of specified events of taxation, assessment, or governmental charge with respect to payments on those debt securities to the extent that those Additional Amounts exceed the amount deposited in respect of those amounts as provided below,

(2)	the obligations to register the transfer or exchange of those debt securities,

(3)	the obligation to replace temporary or mutilated, destroyed, lost, or stolen debt securities,

(4)	the obligation to maintain an office or agency in respect of those debt securities,

(5)	the obligation to hold moneys for payment in respect of those debt securities in trust, and

(6)
the obligation, if applicable, to repurchase those debt securities at the option of the holders thereof or to exchange or convert those debt securities into other securities or property in accordance with their terms, or

•
to be released from our obligations with respect to those debt securities under the specified covenants in the indenture described under “—Covenants—Limitation on Liens” and “—Covenants—Limitation on Sale and Leaseback Transactions” and, if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations shall not constitute a default or an Event of Default with respect to those debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in the currency in which those debt securities are payable at maturity or, if applicable, upon redemption, and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on, and, to the extent that (x) those debt securities provide for the payment of Additional Amounts and (y) the amount of the Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, the Additional Amounts with respect to, those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the due dates for those payments, whether at maturity, upon redemption, upon repayment at the option of the holder or otherwise.

The full defeasance or covenant defeasance described above shall only be effective if, among other things:

•	it shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or are bound;

•	in the case of full defeasance, we shall have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee confirming that:

(A)	we have received from, or there has been published by, the Internal Revenue Service a ruling, or

(B)	since the date of the indenture, there has been a change in applicable federal income tax law,

in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the full defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•
in the case of covenant defeasance, we shall have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee to the effect that the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•
if the cash and government obligations deposited are sufficient to pay the outstanding debt securities of the applicable series on a particular redemption date, we shall have given the trustee irrevocable instructions to redeem those debt securities on that date;

•
no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series shall have occurred and be continuing on the date of the deposit into trust; and, solely in the case of full defeasance, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to us or any Significant Subsidiary of ours or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust; and

•
we shall have delivered to the trustee an officers’ certificate and legal opinion to the effect that all conditions precedent to the full defeasance or covenant defeasance, as the case may be, have been satisfied.

In the event we effect covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that Event of Default.  However, we would remain liable to make payment of those amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting full defeasance or covenant defeasance with respect to the debt securities of a particular series.

Governing law

The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell our debt securities offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to other purchasers; or

•	through a combination of any such methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation will be described in the applicable prospectus supplement.

We (directly or through agents) may sell, and the underwriters may resell, the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of our debt securities, the underwriters or agents may receive compensation from us or from purchasers of the debt securities for whom they may act as agents.   The underwriters may sell debt securities to or through dealers, who may also receive compensation from purchasers of the debt securities for whom they may act as agents.  Compensation may be in the form of discounts, concessions or commissions.  Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular offering of debt securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the debt securities from us under delayed delivery contracts providing for payment and delivery at a future date.  These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, the validity of the debt securities and certain other matters will be passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas.  Sidley Austin llp, New York, New York, will act as counsel for any underwriters, dealers or agents named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of J.B. Hunt Transport Services, Inc. appearing in J.B. Hunt Transport Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009, including the schedule appearing therein, and the effectiveness of J.B. Hunt Transport Services, Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

J.B. Hunt Transport Services, Inc.
$250,000,000 3.375% Notes due 2015

Guaranteed by
J.B. Hunt Transport, Inc.

_____________________________

PROSPECTUS SUPPLEMENT
_____________________________

Joint Book-Running Managers
BofA Merrill Lynch
Deutsche Bank Securities

BB&T Capital Markets
J.P. Morgan
Morgan Stanley
SunTrust Robinson Humphrey

September 15, 2010